         EX-99.B(o)ifimcp

IVY FUNDS, INC.

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

         This Multiple Class Plan ("Plan") pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), sets forth the multiple class structure for each Fund ("Fund") comprising W&R Funds, Inc. A multiple class structure was approved by the Board of Directors of W&R Funds, Inc. on February 8, 1995, under an order of exemption issued by the Securities and Exchange Commission. Thereafter, Rule 18f-3 under the 1940 Act was adopted, and each Fund determined to operate under Rule 18f-3 and adopted this Plan pursuant to Rule 18f-3. This Plan, as amended, describes the classes of shares of stock of each Fund offered to the public.

General Description of the Classes:

         Class A Shares. Class A shares will be sold to the general public subject to an initial sales charge as provided for in each Fund's currently effective Prospectus.

         Class A shares also will be subject to distribution and service fees charged pursuant to a Distribution and Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1") that provides for a maximum fee of .25% of the average annual net assets of the Class A shares of the Fund.

         Class B Shares. Effective December 1, 2003, Class B shares of Ivy Money Market Fund are not available for investment except that exchanges are allowed. See "Exchange Privileges" for additional information. Class B shares will be sold subject to a contingent deferred sales charge, which will be imposed on redemption proceeds. The maximum contingent deferred sales charge will be 5.0% and will decline 1% per year after the first year after investment to 0% after seven years, as follows: in the first year, the contingent deferred sales charge will be 5%; in the second year, 4%; in the third and fourth years, 3%; in the fifth year, 2%; in the sixth year, 1%; and in the seventh year, 0%. A year is a 12-month period. Solely for the purposes of determining the number of months or years from the time of any payment for the purchase of shares, all payments during a month are totaled and deemed to have been made on the first day of the month. Class B shares will also be subject to distribution and service fees charged pursuant to a Distribution and Service Plan adopted pursuant to Rule 12b-1 that provides for a maximum service fee of 0.25% and a maximum distribution fee of 0.75% of the average annual net assets of the Class B shares of the Fund. Class B shares convert automatically into Class A shares eight years after the end of the month in which the shares were purchased.

         Class C Shares. Effective December 1, 2003, Class C shares of Ivy Money Market Fund are not available for investment except that exchanges are allowed. See "Exchange Privileges" for additional information. Class C shares will be sold without an initial sales charge and will be subject to a contingent deferred sales charge of 1% if the shares are redeemed within twelve months of purchase. Class C shares will be subject to distribution and service fees charged pursuant to a Distribution and Service Plan adopted pursuant to Rule 12b-1 that provides for a maximum service fee of 0.25% and a maximum distribution fee of 0.75% of the average annual net assets of the Class C shares of the Fund.

         Class E Shares. Class E shares will be sold only to accounts established in accordance with Section 529 of the Internal Revenue Code of 1986, as amended. They will subject to an initial sales charge as provided for in each Fund's currently effective Prospectus.

         Class E shares also will be subject to distribution and service fees charged pursuant to a Distribution and Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1") that provides for a maximum fee of 0.25% of the average annual net assets of the Class E shares of the Fund.

         Class I Shares. Class I shares will be sold without an initial sales charge and will not be subject to a contingent deferred sales charge. Class I shares will not be subject to a Rule 12b-1 fee. Class I shares will generally only be available for purchase by: (i) participants of employee benefit plans established under section 403(b) or section 457, or qualified under section 401, of the Internal Revenue Code of 1986, as amended, including 401(k) plans if the value of the plan exceeds $10,000,000, when the shares are held in an omnibus account on the Fund's records, and an unaffiliated third party provides administrative and/or other support services to the plan; (ii) participants of the Waddell & Reed Financial, Inc. Retirement Plans; (iii) fund of funds.

         Class R Shares. Class R shares of Ivy Large Cap Growth Fund, Ivy Mid Cap Growth Fund, Ivy Small Cap Growth Fund and Ivy Science and Technology Fund will be sold without an initial sales charge and will not be subject to a contingent deferred sales charge. Class R shares will be subject to a maximum Rule 12b-1 fee of 0.50% of the average annual net assets of the Class R shares of the Fund. Class R shares are designed for certain retirement accounts and are only available for purchase by employee benefit plans including, but not limited to, 401(k) plans, 457 plans, employer sponsored 403(b) plans, profit sharing and money purchase pension plans, defined benefit plans and non qualified deferred compensation plans. At the time of the initial investment, including conversions of existing plans, if the value of the account exceeds $50 million, only Class Y shares are available for investment. Class R shares are also generally sold through, and held by, unaffiliated third parties whose platforms provide administrative, distributive and/or other support services to the plan investing in the Class R shares. Class R shares are not available to retail non-retirement accounts, Traditional and Roth IRAs, Coverdell Education Savings Accounts, Owner Only 401(k)s, SEPs, SARSEPs, SIMPLE IRAs, Individual 403(b) plans and 529 accounts.

         Class Y Shares. Class Y shares will be sold without an initial sales charge and will not be subject to a contingent deferred sales charge. Class Y shares will be subject to a maximum Rule 12b-1 fee of 0.25% of the average annual net assets of the Class Y shares of the Fund. Class Y shares are designed for institutional investors and will be available for purchase by: (i) participants of employee benefit plans established under section 403(b) or section 457, or qualified under section 401, including 401(k) plans, of the Internal Revenue Code of 1986, as amended, and for which an unaffiliated third party provides certain administrative, distribution and/or other support services to the plan; (ii) banks, trust institutions, investment fund administrators and other third parties investing for their own accounts or for the accounts of their customers and for which entity an unaffiliated third party provides certain administrative distribution and/or other support services; (iii) government entities or authorities and corporations where the investment is $10 million or more and for which entity an unaffiliated third party provides certain administrative distribution and/or other support services.

Expense Allocations of Each Class:

         In addition to the difference with respect to 12b-1 fees, Class A, Class B, Class C and Class E shares differ from Class I, Class R and Class Y shares of a Fund with respect to the applicable shareholder servicing fees.

         Class A, Class B, Class C and Class E shares of Asset Strategy Fund pay a monthly shareholder servicing fee of $1.5792 for each shareholder account which was in existence during the prior month.

         Class A, Class B, Class C and Class E shares of High Income Fund, Limited-Term Bond Fund and Municipal Bond Fund, respectively, pay a monthly shareholder servicing fee of $1.6958 for each shareholder account which was in existence during the prior month plus, for Class A shareholder accounts of Limited-Term Bond Fund, $0.75 for each shareholder check processed in the prior month.

         Class A, Class B, Class C and Class E shares of Core Equity Fund, International Growth Fund, Large Cap Growth Fund, Mid Cap Growth Fund, Science and Technology Fund, Small Cap Growth Fund and Tax-Managed Equity Fund, respectively, pay a monthly shareholder servicing fee of $1.5042 for each shareholder account which was in existence during the prior month.

         Class A, Class B, Class C and Class E shares of Ivy Money Market Fund pay a monthly shareholder servicing fee of $1.75 for each shareholder account that was in existence during the prior month plus, for Class A shareholder accounts, $0.75 for each shareholder check processed in the prior month.

         Class I shares pay a monthly shareholder servicing fee equal to one-twelfth of .15 of 1% of the average daily net Class I assets for the preceding month.

         Class R shares pay a monthly shareholder servicing fee equal to one-twelfth of .20 of 1% of the average daily net Class R assets for the preceding month.

         Class Y shares pay a monthly shareholder servicing fee equal to one-twelfth of .15 of 1% of the average daily net Class Y assets for the preceding month.

         Each Class may also pay a different amount of the following other expenses:

         (a) stationery, printing, postage and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a specific Class of shares;

(b) Blue Sky registration fees incurred by a specific Class of shares;
(c) SEC registration fees incurred by a specific Class of shares;
(d) expenses of administrative personnel and services required to support the shareholders of a specific Class of shares;
(e) Directors' fees or expenses incurred as a result of issues relating to a specific Class of shares;
(f) accounting expenses relating solely to a specific Class of shares;
(g) auditors' fees, litigation expenses, and legal fees and expenses relating to a specific Class of shares; and
(h) expenses incurred in connection with shareholders meetings as a result of issues relating to a specific Class of shares.

         For any Fund, these expenses may, but are not required to, be directly attributed and charged to a particular Class. The shareholder servicing fees and other expenses listed above that are attributed and charged to a particular Class are borne on a pro rata basis by the outstanding shares of that Class.

         Certain expenses that may be attributable to a Fund, but not a particular Class, are allocated based on the relative daily net assets of the Classes of that Fund.

Exchange Privileges:

         Class A shares of a Fund may be exchanged for Class A shares of any other fund in Ivy Funds, Inc., Ivy Funds, Waddell & Reed InvestEd Portfolios, Inc. and, for customers of Waddell & Reed, Inc. or Legend Equities, Corp. ("Legend"), for Class A shares of any fund in the Waddell & Reed Advisors Funds or

         In certain situations Class A shares of Ivy Money Market Fund may be exchanged for Class B or Class C shares of any other fund in Ivy Funds, Inc., Ivy Funds and Waddell & Reed InvestEd Portfolios, Inc., for the purpose of dollar-cost averaging.

         Class B shares of a Fund may be exchanged for Class B shares of any other fund in Ivy Funds, Inc., Ivy Funds, and Waddell & Reed InvestEd Portfolios, Inc. and, for customers of Waddell & Reed, Inc. or Legend, for Class B shares of any fund in the Waddell & Reed Advisors Funds.

         Class C shares of a Fund may be exchanged for Class C shares of any other fund in Ivy Funds, Inc., Ivy Funds, and Waddell & Reed InvestEd Portfolios, Inc. and, for customers of Waddell & Reed, Inc. or Legend, for Class C shares of any fund in the Waddell & Reed Advisors Funds.

         Class Y shares of a Fund may be exchanged for Class Y shares of any other fund in Ivy Funds, Inc. and Ivy Funds or Class A shares of Ivy Money Market Fund. In addition, Class Y shares of a Fund that are held by a shareholder who is not eligible to acquire such Class Y shares may be exchanged for Class A shares of the Fund or any other Fund in the Ivy Funds, Inc. and Ivy Funds and, for customers of Waddell & Reed, Inc. or Legend, for Class A shares of any fund in the Waddell & Reed Advisors Funds.

         Class Y shares of Municipal Bond Fund may be exchanged at net asset value for Class A shares of Municipal Bond Fund or of any other fund Ivy Funds, Inc. or Ivy Funds

         Class E shares of a Fund may be exchanged for Class E shares of any other fund in Ivy Funds, Inc. and Ivy Funds.

         Class I shares of a Fund may be exchanged for Class I shares of any other fund in Ivy Funds, Inc. and Ivy Funds or Class A shares of Ivy Money Market Fund, and, for customers of Waddell & Reed, Inc. or Legend, for Class Y shares of a fund in the Waddell & Reed Advisors Funds.

         Class R shares may only be exchanged for Class R shares of Ivy Large Cap Growth Fund, Ivy Mid Cap Growth Fund, Ivy Small Cap Growth Fund, Ivy Science and Technology Fund, Ivy Global Natural Resources Fund and Ivy Real Estate Securities Fund.

         These exchange privileges may be modified or terminated by a Fund, and exchanges may only be made into funds that are legally registered for sale in the investor's state of residence.

Redemption Fees:

         Redemptions and exchanges of shares of each Fund shall be subject to redemption fees in such amounts and subject to any waivers or reductions as are determined or approved by the Board of Directors and disclosed in each Fund's current prospectus and statement of additional information.

Additional Information:

         This Plan is qualified by and subject to the terms of the then current prospectus for the applicable Class; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for each Class contains additional information about that Class and a Fund's multiple class structure.

Adopted: October 3, 1995

As Amended and Effective May 9, 2007